UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 24, 2013

Group 1 Automotive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13461	76-0506313
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Gessner, Suite 500, Houston, Texas		77024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-647-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 24, 2013, Group 1 Automotive, Inc. (the "Company" or "Group 1") entered into a Share Purchase Agreement (the "Agreement") with UAB Motors Participações S.A., a sociedade anônima incorporated in Brazil ("UAB"), and each of the stockholders of UAB named therein (the "Shareholders"). Pursuant to the Agreement, the Company will acquire 100% of the outstanding shares of UAB, for approximately $47.4 million cash, 1.45 million shares of Group 1 common stock and the assumption of approximately $62 million of net non-floorplan debt. The Agreement and the acquisition have been unanimously approved by the board of directors of both the Company and UAB. As a condition precedent to the completion of the acquisition, Group 1 will assign its rights, interests and obligations under the Agreement to its subsidiary, a sociedade anônima incorporated in Brazil, to be known as Group 1 Automotive do Brasil S.A.

The parties have made customary representations, warranties and covenants in the Agreement, including (i) the agreement of UAB, subject to certain exceptions, to conduct its businesses in the ordinary course and not to engage in certain activities between the execution of the Agreement and the closing date of the acquisition or the termination of the Agreement, (ii) the agreement of UAB not to solicit alternative transactions or enter into discussions concerning, or provide information in connection with, alternative transactions and (iii) the agreement of Shareholders of UAB, subject to certain exceptions, for five (5) years after the closing date of the acquisition, not to, directly or indirectly, (a) own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the business of UAB in Brazil or that otherwise competes with the business of UAB in Brazil, except for any engagement with the Company, (b) cause, solicit, induce or encourage any employee, sales representative, agent or consultant of the Company or any of its subsidiaries to leave such employment or engagement or hire, employ or otherwise engage any such individual, or (c) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the business of UAB in Brazil (including any existing or former customer of the Company or any subsidiary thereof and any person that becomes a client or customer of the Company or any subsidiary thereof after the closing) or any other person who has a material business relationship with the business of UAB in Brazil, to terminate or modify any such actual or prospective relationship.

Completion of the acquisition is conditioned upon applicable manufacturer consents and the absence of legal impediments prohibiting the transaction, among other customary closing conditions. In addition to other termination rights, the Agreement may be terminated if the closing of the acquisition does not occur by February 28, 2013, subject to certain exceptions. In the event of a termination of the Agreement, neither the Company nor UAB will be required to pay a termination fee. However, in the event a party terminates the Agreement under certain circumstances related to a breach by the other party of any of its obligations or covenants, the terminating party will be entitled to seek reimbursement for its losses arising from such breach.

The Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The description of the Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of the Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

2.1 Share Purchase Agreement dated as of January 24, 2013, by and among Group 1 Automotive, Inc. and the Shareholders of UAB Motors Participações S.A. named therein and UAB Motors Participações S.A., as Intervening and Consenting Party. The annexes, schedules and exhibits to the Share Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of the omitted annexes, schedules and exhibits will be furnished to the U.S. Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Group 1 Automotive, Inc.

January 29, 2013	By:	/s/ Darryl M. Burman

Name: Darryl M. Burman
Title: Vice President

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Exhibit Index

Exhibit No.	Description

2.1	Share Purchase Agreement dated as of January 24, 2013, by and among Group 1 Automotive, Inc. and the Shareholders of UAB Motors Participações S.A. named therein and UAB Motors Participações S.A., as Intervening and Consenting Party. The annexes, schedules and exhibits to the Share Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of the omitted annexes, schedules and exhibits will be furnished to the U.S. Securities and Exchange Commission upon request.